Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Avenue Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	5,000,000	$1.24	$6,200,000.00	$0.00011020	$683.24

	Total Offering Amounts					6,200,000.00		$683.24
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$683.24

(1)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering share price is the average of the high and low prices for the Registrant’s Common Stock reported by The Nasdaq Capital Market on February 9, 2023.
(2)	Represents 5,000,000 additional shares reserved for issuance under the Avenue Therapeutics, Inc. 2015 Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares as may be necessary to account for adjustment provisions under the Plan as a result of stock dividend, stock split, recapitalization or other similar transaction.